UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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DGSE COMPANIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DGSE Companies, Inc.

15850 DALLAS PARKWAY, SUITE 140

Dallas, Texas 75248

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 11, 2014

Dear Stockholder:

As a stockholder of DGSE Companies, Inc., you are hereby given notice of and invited to attend in person or by proxy our 2014 Annual Meeting of Stockholders to be held at the Marriott Quorum, 14901 Dallas Parkway, Dallas, Texas 75254, on Wednesday, June 11, 2014 at 10 a.m. (local time).

At this year’s stockholders’ meeting, you will be asked to: (i) elect five directors to serve until the next annual meeting of stockholders and until their respective successors shall have been duly elected and qualified; (ii) ratify the appointment of Whitley Penn LLP (“Whitley Penn”) as our independent registered public accountants for the fiscal year ending December 31, 2014; and (iii) transact such other business as may properly come before the meeting and any adjournment(s) thereof. Our Board of Directors unanimously recommends that you vote: (a) FOR the directors nominated; and, (b) FOR the ratification of Whitley Penn. Accordingly, please give careful attention to these proxy materials.

Only holders of record of our Common Stock as of the close of business on April 24, 2014 are entitled to notice of and to vote at our annual meeting and any adjournment(s) thereof. Our transfer books will not be closed.

You are cordially invited to attend the annual meeting. Whether you expect to attend the annual meeting or not, please vote, sign, date and return in the self-addressed envelope provided the enclosed proxy card as promptly as possible. If you attend the annual meeting, you may vote your shares in person, even though you have previously signed and returned your proxy.

By Order of the Board of Directors,

/s/ C. Brett Burford
C. Brett Burford
Secretary

Dallas, Texas

April 30, 2014

YOUR VOTE IS IMPORTANT.

PLEASE EXECUTE AND RETURN PROMPTLY THE

ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED HEREIN.

TABLE OF CONTENTS

PROXY STATEMENT	1
VOTING PROCEDURES AND REVOCABILITY OF PROXIES	1
PROPOSAL I: ELECTION OF DIRECTORS	3
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	5
BOARD OF DIRECTORS AND COMMITTEES	7
EXECUTIVE OFFICERS	9
EXECUTIVE COMPENSATION	10
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	16
PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF WHITLEY PENN AS INDEPENDENT AUDITORS OF DGSE FOR THE FISCAL YEAR ENDING DECEMBER 31, 2014	18
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	20
STOCKHOLDER COMMUNICATIONS AND PROPOSALS	20
PERSONS MAKING THE SOLICITATION	21
OTHER MATTERS	21
FINANCIAL STATEMENTS	21

DGSE Companies, Inc.

15850 DALLAS PARKWAY, SUITE 140

Dallas, Texas 75248

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 11, 2014

To Our Stockholders:

This proxy statement (this “Proxy Statement”) is furnished in connection with the solicitation of proxies by the Board of Directors (our “Board of Directors” or “Board”) of DGSE Companies, Inc., a Nevada corporation (“we,” “us,” “our,” and “DGSE”), to be used at our Annual Meeting of Stockholders to be held at the Marriott Quorum, 14901 Dallas Parkway, Dallas, Texas 75254, on Wednesday, June 11, 2014 at 10 a.m. (local time), or at any adjournment or adjournments thereof. Our stockholders of record as of the close of business on April 24, 2014 (the “Record Date”) are entitled to vote at our annual meeting.

Important Notice of Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 11, 2014.

Our proxy materials, including our Proxy Statement for the 2014 Annual Meeting, 2013 Annual Report on Form 10-K for the year ended December 31, 2013 and proxy card, were first sent to security holders on or about May 3, 2014 and are available on the internet at www.DGSECompanies.com.

VOTING PROCEDURES AND REVOCABILITY OF PROXIES

The accompanying proxy card is designed to permit each of our stockholders as of the Record Date to vote on each of the proposals properly brought before the annual meeting. As of the Record Date, there were 12,203,584 shares of our common stock, par value $.01 per share (our “Common Stock”), issued and outstanding and entitled to vote at the annual meeting. Each outstanding share of our Common Stock is entitled to one vote.

The holders of a majority of our outstanding shares of Common Stock, present in person or by proxy, will constitute a quorum for the transaction of business at the annual meeting. If a quorum is not present, the annual meeting may be adjourned from time to time until a quorum is obtained.

Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present. Abstentions, but not broker non-votes, are treated as shares present and entitled to vote, and will be counted as a “no” vote on all other matters. Broker non-votes are treated as not entitled to vote, and so reduce the absolute number, but not the percentage of votes needed for approval of a matter. Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial holders at least ten days before the meeting. If that happens, the nominees may vote those shares only on matters deemed “routine” by the NYSE MKT Exchange (the “Exchange”), such as the ratification of auditors. Nominees cannot vote on non-routine matters unless they receive voting instructions from beneficial holders, resulting in so-called “broker non-votes.”

Assuming that a quorum is present, directors will be elected by a plurality vote and the five nominees who receive the most votes will be elected. As a result, abstentions and broker non-votes, if any, will not affect the outcome of the vote on this proposal. There is no right to cumulative voting unless cumulative voting is requested at the Annual Meeting by a stockholder.

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Assuming that a quorum is present, the ratification of the appointment of Whitley Penn LLP (“Whitley Penn”) as our independent registered public accountants for the fiscal year ending December 31, 2014 and approval of any other matter that may properly come before the annual meeting, will require the affirmative vote of a majority of the total votes cast on these proposals, in person or by proxy. As a result, abstentions will have the same practical effect as a negative vote on these proposals, and broker non-votes, if any, will not affect the outcome of the vote on these proposals. We believe that the proposal for the ratification of our independent registered public accounting firm is considered to be a “routine” matter, and hence we do not expect that there will be a significant number of broker non-votes on such proposal.

On November 11, 2011, as a result of the transactions more fully described in Item 5.01 of our Current Report on Form 8-K, as filed with the SEC on November 15, 2011, NTR Metals, LLC (“NTR”) gained control over a majority of our Common Stock. On January 7, 2013, NTR announced that it had agreed to transfer the majority of its shares of our Common Stock to Elemetal, LLC (“Elemetal”) in exchange for ownership units of Elemetal. NTR also announced its intention to transfer its option to purchase up to 5,000,000 shares of our Common Stock at an exercise price of $15 per share (the “NTR Option”), to Elemetal. On January 9, 2013, we announced that our Board of Directors had approved the transfer of these options to Elemetal. Elemetal and its affiliates NTR and Landmark Metals, LLC currently hold 4,695,042 shares of our Common Stock. Additionally, NTR holds a proxy to vote 1,501,527 shares of our Common Stock held by Dr. L. S. Smith, which will expire May 25, 2014. Elemetal also holds the NTR Option, and if exercised would result in Elemetal and its affiliates controlling of 65.08 percent of the outstanding shares of our Common Stock.

The accompanying proxy card provides space for you to vote in favor of, against or to withhold voting for: (i) the nominees for the Board of Directors identified herein; and (ii) the ratification of the appointment of Whitley Penn as independent registered public accountants of DGSE for the fiscal year ending December 31, 2014. Our Board of Directors urges you to complete, sign, date and return the proxy card in the accompanying envelope, which is postage prepaid for mailing in the United States.

When a signed proxy card is returned with choices specified with respect to voting matters, the proxies designated on the proxy card will vote the shares in accordance with the stockholder’s instructions. We have designated Nabil Lopez and Steve Thomas as proxies for the stockholders. If you desire to name another person as your proxy, you may do so by crossing out the names of the designated proxies and inserting the names of the other persons to act as your proxies. In that case, it will be necessary for you to sign the proxy card and deliver it to the person named as your proxy and for the named proxy to be present and vote at the annual meeting. Proxy cards so marked should not be mailed to us.

If you sign your proxy card and return it to us and you have made no specifications with respect to voting matters, your shares will be voted FOR: (i) the election of the nominees for director identified herein; and (ii) the ratification of the appointment of Whitley Penn as our independent registered public accountants for the fiscal year ending December 31, 2014.

You have the unconditional right to revoke your proxy at any time prior to the voting of the proxy by taking any act inconsistent with the proxy. Acts inconsistent with the proxy include notifying our Secretary in writing of your revocation, executing a subsequent proxy, or personally appearing at the annual meeting and casting a contrary vote. However, no revocation shall be effective unless at or prior to the annual meeting we have received notice of such revocation.

At least ten (10) days before the annual meeting, we will make a complete list of the stockholders entitled to vote at the annual meeting open to the examination of any stockholder for any purpose germane to the meeting. The list will be open for inspection during ordinary business hours at our executive offices located at 15850 Dallas Parkway, Suite 140, Dallas, Texas 75248, and will also be made available to stockholders present at the meeting.

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PROPOSAL I: ELECTION OF DIRECTORS

Five directors are proposed to be elected at the annual meeting. If elected, each director will hold office until the next annual meeting of stockholders or until his successor is elected and qualified. The election of directors will be decided by a plurality vote.

The five nominees for election as directors to serve until the next annual meeting of stockholders and until their successors have been duly elected and qualified are C. Brett Burford, James D. Clem, Dennis A. McGill, David S. Rector and Bruce A. Quinnell. Mr. Burford, Mr. Clem and Mr. Rector are members of our current Board of Directors. Mr. Burford was elected by the Board on April 17, 2014 to replace James J. Vierling following Mr. Vierling’s resignation from the Board, while Mr. Clem and Mr. Rector were both re-elected to the Board of Directors at the 2013 annual meeting of stockholders. All nominees have consented to serve if elected and we have no reason to believe that any of the nominees named will be unable to serve. If any nominee becomes unable to serve, (i) the shares represented by the designated proxies will be voted for the election of a substitute as our Board of Directors may recommend, (ii) our Board of Directors may reduce the number of directors to eliminate the vacancy or (iii) our Board of Directors may fill the vacancy at a later date after selecting an appropriate nominee.

The Nominating and Corporate Governance Committee of the Board nominated the individuals named below for election to our Board of Directors, and information regarding the background and qualifications of each of the nominees is set forth below. See “Security Ownership of Certain Beneficial Owners and Management” for additional information about the nominees, including their ownership of securities issued by DGSE.

Name	Age	Director Since	Position
James D. Clem	38	2011	Chairman of the Board, and Chief Executive Officer of DGSE Companies, Inc.

C. Brett Burford	47	2014	Director, Chief Financial Officer, and Secretary of DGSE Companies, Inc.

David S. Rector (1)	67	2007	Director and Chairman of the Compensation Committee

Dennis A. McGill (2)	65	NA	Director Nominee

Bruce A. Quinnell (2)	65	NA	Director Nominee

(1) Member of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee
(2) Proposed member of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee

The following paragraphs summarize each nominee’s principal occupation, business affiliations and other information.

James D. Clem has served as director of DGSE Companies, Inc. since December 2011. Mr. Clem has served as a Chief Executive Officer and Chairman of the Board since April 17, 2014, when he replaced James J. Vierling upon his resignation from these roles. Prior to that he served as Chief Operating Officer of DGSE Companies, Inc. since December 2012. Mr. Clem was elected to the Board because of his extensive jewelry and precious metal industry experience and other related experience. Prior to his current position, Mr. Clem had served as our Vice President of Sales and Marketing since 2008. Prior to 2008, Mr. Clem was with the Heritage Organization, LLC, an estate planning firm, for seven years, where he held various positions including Vice President of Sales and Marketing, and ultimately Chief Operating Officer. Mr. Clem holds a B.B.A. in Business from the University of Texas at Arlington.

C. Brett Burford has served as a director of DGSE Companies, Inc. since April 17, 2014, when he was appointed by the Board to replace James J. Vierling upon his resignation from the Board. Mr. Burford has served as our Chief Financial Officer, Principal Financial Officer and Chief Accounting Officer since August 31, 2012. The Board chose Mr. Burford for these positions because of Mr. Burford’s extensive 22 years of experience in finance, strategic planning, regulatory compliance and corporate governance. From 2008 to 2011, Mr. Burford served as Chief Financial Officer of Craftmade International, Inc., a publicly-traded producer of ceiling fans and home décor items, where Mr. Burford helped lead negotiations of the sale of Craftmade to a strategic buyer in late 2011. Prior to that, Mr. Burford worked at Cadbury Schweppes Americas Beverages, the U.S. soft-drink division of London-based Cadbury Schweppes, PLC, which is now separately-traded on the NYSE as Dr Pepper Snapple Group. Mr. Burford served in a variety of positions at Dr Pepper Snapple Group from 1997 to 2008, including as Vice President, Finance, and as Vice President, Strategic Planning from 2003. Mr. Burford holds a B.S. in Finance from Oklahoma State University, a Masters of Business Administration from the University of Texas at Dallas, and a Masters of Liberal Arts from Southern Methodist University.

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David S. Rector has served as a director and independent member of our Audit Committee since 2007 and was elected as Chairman of our Compensation Committee in 2012. He also serves on the board of directors of Senesco Technologies, Inc., and California Gold Corp. Mr. Rector has previously served on the boards of Standard Drilling, Inc., Valor Gold Corp., and Pershing Gold Corp. (formerly Sagebrush Gold, Ltd.). He also previously served as a director of Superior Galleries, Inc. from May 2003 until May 2007. Mr. Rector served as President and Chief Executive Officer of Sagebrush Gold, Ltd. from May 2011 to February 2012, and as President and Chief Executive Officer of Valor Gold Corp. from August 2012 to January 2014. He previously served as President, Chief Executive Officer and Chief Operating Officer of Nanoscience Technologies, Inc., a development stage company engaged in the development and commercialization of DNA nanotechnology. Since 1985, Mr. Rector has also served as a principal of David Stephen Group, which provides enterprise consulting services to emerging and developing companies in a variety of industries. Mr. Rector holds a B.S. in Business and Finance from Murray State University. Mr. Rector was elected to the Board because of his extensive experience in the precious metals industry and his experience in other related enterprises.

Dennis A. McGill has been nominated to serve as a director of DGSE Companies, Inc. Mr. McGill has served as Chief Financial Officer over the past 35 years in various industries including seventeen years in retail companies. Mr. McGill served as Executive Vice President and Chief Financial Officer of Blockbuster Entertainment, Dallas, Texas from 2010 to 2013, where he helped lead Blockbuster through a bankruptcy reorganization, and a change of ownership. Prior to that, he served as Executive Vice President and Chief Financial Officer of Safety-Kleen Systems, Inc., Plano, Texas from 2005 to 2010. Mr. McGill holds a B.S. in Business Administration, and a Masters of Business Administration from the University of California, Berkeley, and is a Certified Public Accountant in the state of California. Mr. McGill has been nominated to serve as a director of DGSE Companies, Inc. based on his extensive business and financial management experience, including the numerous senior management and Chief Financial Officer roles he has held.

Bruce A. Quinnell has been nominated to serve as a director of DGSE Companies, Inc. Mr. Quinnell currently serves on the advisory board for the University of Texas at Dallas Institute for Innovation and Entrepreneurship. He served as Chairman of the Board and Chairman of the Audit Committee for Tuesday Morning Corporation, Dallas, Texas from 2006 to 2012, and served as Chairman of the Board and Chairman of the Audit Committee for Hot Topic, Inc., Los Angeles, California from 2002 to 2012. Mr. Quinnell served as Vice Chairman of Borders Group, Inc., Ann Arbor, Michigan from 1999 to 2002, where he also held the role of President and Chief Operating Officer from 1997 to 1999. Prior to that, he held the role of President and Chief Operating Officer of Walden Book Company, which was a subsidiary of Borders Group, from 1994 to 1997. Mr. Quinnell has been nominated to serve as a director of DGSE Companies, Inc. based on his extensive business and financial management experience, including the numerous board, senior management and Chief Financial Officer roles he has held.

Family Relationships

There are no family relationships among our nominees for director, our officers or our key employees.

Vote Required

Directors will be elected by a plurality of the votes cast by the holders of DGSE Common Stock voting in person or by proxy at the annual meeting. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but will have no effect on the vote for election of directors.

THE BOARD OF DIRECTORS URGES YOU TO VOTE “FOR”

EACH OF THE NOMINEES FOR DIRECTOR SET FORTH ABOVE.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table sets forth, as of the Record Date, April 24, 2014, the beneficial ownership each stockholder known by us to own beneficially more than 5 percent of our outstanding shares of Common Stock. Common Stock beneficially owned and percentage ownership as of April 24, 2014 was based on 12,175,584 shares outstanding.

(1) Title of class	(2) Name and address of beneficial owner	(3) Amount and nature of beneficial ownership	(4) Percent of class	(5) Sole Voting Power	(6) Shared Voting Power	(7) Sole Investment Power	(8) Shared Investment Power

Common Stock	Elemetal, LLC (1) 15850 Dallas Parkway Dallas, TX 75248	11,539,169	65.1%	11,539,169	-	9,695,042	-
Common Stock	Dr. L. S. Smith (2) 519 I-30, Suite 243 Rockwall, TX 75087	1,501,527	12.30%	-	-	1,501,527	-
Common Stock	David W. Berry (3) 4200 Montrose Blvd., Suite 400 Houston, TX 77006	838,819	6.87%	802,401	36,418	802,401	36,418

(1)	Elemetal and its affiliates NTR and Landmark Metals, LLC hold 4,695,042 shares of our Common Stock. Additionally, NTR holds a proxy to vote 1,501,527 shares of our Common Stock held by Dr. L. S. Smith, which will expire May 25, 2014. Elemetal also holds an option to purchase up to 5,000,000 shares of our Common Stock at an exercise price of $15 per share, which is vested and exercisable.
(2)	Dr. L. S. Smith has granted NTR a proxy to vote his 1,501,527 shares of our Common Stock until May 25, 2014.
(3)	This information was disclosed in the Schedule 13G, filed with the SEC on February 14, 2014, pursuant to a Joint Filing Agreement, by (i) Select Contrarian Value Partners, L.P. ("Select Contrarian"), (ii) Kaizen Fundamental Value Fund ("Kaizen Fundamental"), (iii) Trans Continental US Equity Fund ("Trans Continental"), (iv) Kaizen Management, L.P. ("Kaizen Management"), the general partner of and investment manager to Select Contrarian and the investment manager to Kaizen Fundamental and Trans Continental, (v) Kaizen Capital, LLC, the general partner of Kaizen Management ("Kaizen Capital"), and (vi) David W. Berry, the manager of Kaizen Management. Mr. Berry was reported to hold sole voting and investment power over 802,401 shares of our Common Stock and shared voting and investment power over 36,418 shares of our Common Stock. Kaizen Capital was reported to hold sole voting and investment power over 733,383 shares of our Common Stock and shared voting and investment power over 36,418 shares of our Common Stock. Kaizen Management was reported to hold sole voting and investment power over 733,383 shares of our Common Stock and shared voting and dispositive power over 36,418 shares of our Common Stock. Kaizen Fundamental was reported to hold sole voting and investment power over 0 shares of our Common Stock and shared voting and dispositive power over 21,344 shares of our Common Stock. Trans Continental was reported to hold sole voting and investment power over 0 shares of our Common Stock and shared voting and dispositive power over 15,074 shares of our Common Stock. Select Contrarian was reported to hold sole voting and investment power over 733,383 shares of our Common Stock and shared voting and dispositive power over 0 shares of our Common Stock. No information was provided by the filers as to the nature of the shared voting or investment power of Kaizen Management, Kaizen Capital, Kaizen Fundamental, Trans Continental or Mr. Berry.

The following table sets forth information with respect to beneficial ownership of our Common Stock at the Record Date April 24, 2014 by our principal executive officers, by each of our directors, and by all executive officers and directors as a group. Except as otherwise noted, the address of each of the following beneficial owners is c/o DGSE Companies, Inc., 15850 Dallas Parkway, Suite 140, Dallas, TX 75248.

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Title of class	Name and address of beneficial owner	Amount and nature of beneficial ownership	Percent of class	Sole Voting Power	Shared Voting Power	Sole Investment Power	Shared Investment Power

Common Stock	Craig Alan-Lee (1)	345,000	2.82%	345,000	-	345,000	-

Common Stock	C. Brett Burford (2)	14,250	0.12%	14,250	-	14,250	-

Common Stock	James D. Clem (3)	54,175	0.44%	54,175	-	54,175	-

Common Stock	William P. Cordeiro (4)	47,500	0.39%	47,500	-	47,500	-

Common Stock	Dennis A. McGill (5)	-	-	-	-	-	-

Common Stock	Bruce A. Quinnell (6)	-	-	-	-	-	-

Common Stock	David S. Rector (7)	24,150	0.20%	24,150	-	24,150	-

Common Stock	All Directors and
	Executive Officers	485,075	3.97%	485,075	-	485,075	-

(1)	Craig Alan-Lee is an independent director and holds 330,000 shares of our Common Stock and holds options to purchase 15,000 shares of our Common Stock.
(2)	C. Brett Burford was named as CFO on August 31, 2012 and elected as a director to replace James J. Vierling upon his resignation from the Board on April 17, 2014. Mr. Burford holds 14,250 shares of our Common Stock and no options to purchase shares of our Common Stock.
(3)	James D. Clem was elected as a director and COO on December 20, 2011 and was subsequently named CEO and elected as Chairman of the Board upon the resignation of James J. Vierling from these roles, on April 17, 2014. Mr. Clem holds 54,175 shares of our Common Stock and no options to purchase shares of our Common Stock.
(4)	William P. Cordeiro is an independent director and holds 10,000 shares of our Common Stock directly and holds options to purchase 32,500 shares of our Common Stock. Mr. Cordeiro’s beneficial ownership also includes 5,000 shares of our Common Stock owned by Bartik, Cordeiro & Associates, as to which Mr. Cordeiro has shared voting and investment powers.
(5)	Dennis A. McGill is nominated as an independent director and holds no shares of our Common Stock or options to purchase shares of our Common Stock.
(6)	Bruce A. Quinnell is nominated as an independent director and holds no shares of our Common Stock or options to purchase shares of our Common Stock.
(7)	David S. Rector is an independent director and holds 14,150 shares of our Common Stock and has options to purchase 10,000 shares of our Common Stock.

6

BOARD OF DIRECTORS AND COMMITTEES

Board Composition

  Our Board is currently composed of five directors. Our Board has determined that current board members William P. Cordeiro, Craig Alan-Lee and David S. Rector, and nominees Dennis A. McGill and Bruce A. Quinnell are “independent” under the standards of the SEC and the Exchange. Under applicable SEC and Exchange rules, the existence of certain “related person” transactions above certain thresholds between a director and us are required to be disclosed and preclude a finding by our Board that the director is independent. In addition to transactions required to be disclosed under SEC rules, our Board considered certain other relationships in making its independence determinations, and determined in each case that such other relationships did not impair the director’s ability to exercise independent judgment on our behalf.

Our directors are elected at an annual meeting of our shareholders by the holders of shares entitled to vote in the election of directors, except in the case of vacancy, which can be filled by an affirmative vote of a majority of the remaining directors. Each director is elected to serve until the annual meeting of shareholders following his election or until he chooses to resign from his position.

Board Meetings

  Our Board meets as often as necessary to perform its duties and responsibilities. During the fiscal year ended December 31, 2013 (“Fiscal 2013”), the Board met four times in person or telephonically. All members of our Board were present at and participated in all four meetings and all members, other than Dr. Cordeiro, attended the 2013 annual meeting. In addition, our Board acted by written consent fourteen times. Management also regularly conferred with directors between meetings regarding our affairs.

Audit Committee

  The Audit Committee, established in accordance with Section 3(a)(58)(A) of the Exchange Act, consisting of three independent directors of our Board, is chaired by William P. Cordeiro, who is also an “audit committee financial expert,” as that term is defined in Item 407(d)(5)(ii) of Regulation S-K, promulgated under the Securities Act. Dr. Cordeiro is “independent,” as defined by the listing standards of the Exchange. The other members of the Audit Committee are David S. Rector and Craig Alan-Lee. The Board expects director nominees Dennis A. McGill and Bruce A. Quinnell, if elected, to serve on the Audit Committee along with Mr. Rector. Both Mr. McGill and Mr. Quinnell qualify as “audit committee financial experts” and it is expected that one of them will be elected by the Audit Committee to chair the committee. The Audit Committee is primarily tasked with overseeing our financial reporting process, evaluation of independent auditors and, where appropriate, exercising its duty to replace our independent auditors. Management is responsible for preparing our financial statements, and the independent auditors are responsible for auditing those financial statements.

In addition to their regular activities, the Audit Committee is available to meet with the independent auditors, the Chief Executive Officer or the Chief Financial Officer whenever a special situation arises and meets as often as necessary to perform their duties and responsibilities. During Fiscal 2013 the Audit Committee met five times in person or telephonically, and acted by written consent twice. The charter for the Audit Committee is available under the “Investor Relations” menu on our corporate website at www.DGSECompanies.com, and is attached hereto. We certify that we have adopted a formal written audit committee charter and that the Audit Committee reviews and reassesses the adequacy of the charter annually.

Audit Committee Report

  The Audit Committee has reviewed and discussed the audited financial statements with management and Whitley Penn, our independent registered accounting firm, and all matters required to be discussed by the American Institute of Certified Public Accountants, Professional Standards, Vol. 1, AU Section 380, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.

The Audit Committee has received written disclosures and the letter from Whitley Penn required by applicable rules of the PCAOB regarding Whitley Penn’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with Whitley Penn its independence.

Based on the review and discussions noted in the preceding two paragraphs, the Audit Committee recommended to the Board that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2013.

The Audit Committee acts pursuant to our Audit Committee Charter. Each of the members of the Audit Committee qualifies as an independent director under the current listing standards of the Exchange.

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Compensation Committee

On August 31, 2012, the Board approved the creation of a Compensation Committee comprised of our independent directors. The Compensation Committee is chaired by David S. Rector and is primarily concerned with reviewing, approving and determining the compensation of our executive officers to ensure that we employ ethical compensation standards and that our executive officers are fairly compensated based upon their performance and contribution to us. The Compensation Committee meets as often as necessary to perform their duties and responsibilities. During Fiscal 2013 the Compensation Committee met three times in person or telephonically. We have adopted a formal written Compensation Committee Charter, and the Audit Committee reviews and reassesses the adequacy of the charter annually. The charter for the Compensation Committee is available under the “Investor Relations” menu on our corporate website at www.DGSECompanies.com.

Nominating and Corporate Governance Committee

On January 17, 2013, the Board approved the creation of a Nominating and Corporate Governance Committee comprised of our independent directors. The Nominating and Corporate Governance Committee is chaired by Craig Alan-Lee and is primarily concerned with matters relating to our director nominations process and procedures, developing and maintaining the our corporate governance policies and any related matters required by the federal securities laws. The Nominating and Corporate Governance Committee meets as often as necessary to perform their duties and responsibilities. The Nominating and Corporate Governance Committee did not meet during Fiscal 2013. Subsequent to Fiscal 2013, the Nominating and Corporate Governance Committee met on April 17, 2014 to nominate the directors to be voted on at the 2014 Annual Meeting of Stockholders. We have adopted a formal written Nominating and Corporate Governance Committee Charter, and the Nominating and Corporate Governance Committee reviews and assesses the adequacy of the charter annually. The charter for the Nominating and Corporate Governance Committee is available under the “Investor Relations” menu on our corporate website at www.DGSECompanies.com.

All nominees standing for election as a member of our Board were selected by the Nominating and Corporate Governance Committee, based on a review of each individual’s background, credentials and business experience. The Nominating and Corporate Governance Committee does not consider nominees recommended by security holders.

Leadership

  Pursuant to our bylaws, the Chairman of our Board shall be and is our Chief Executive Officer. We do not currently have a Lead Independent Director; however, the Board intends to elect a Lead Independent Director following the 2014 Annual Meeting of Stockholders. It is expected that the Lead Independent Director will consult with the Chairman in setting the schedule and agenda for Board meetings, coordinate and moderate executive sessions of the independent directors, act as a liaison between the independent directors and the Chairman, and assist the Board and officers in providing oversight for the our governance guidelines and policies.

Pursuant to our bylaws, the Chairman of our Board and Chief Executive Officer presides, when present, at all meetings of the shareholders and at all meetings of our Board. The Chairman of our Board and Chief Executive Officer generally supervises over our affairs, shall have general and active control of all of our business and shall see that all orders and resolutions of our Board and our shareholders are carried into effect. We have determined this leadership structure appropriate given the need for a centralized model of oversight.

Risk Oversight

  Like other companies, we face a variety of risks, including investment risk, liquidity risk, and operational risk. Our Board believes an effective risk management system should: (i) timely identify the material risks that we face; (ii) communicate necessary information with respect to material risks to senior executives and, as appropriate, to the Board or the relevant committee of our Board of Directors; (iii) implement appropriate and responsive risk management strategies consistent with our risk profile; and (iv) integrate risk management into decision-making. Our Board is tasked with overseeing risk oversight, and periodically meets with management and advisors regarding the adequacy and effectiveness of our risk management processes and to analyze the most likely areas of future risk for us. In addition to the formal compliance program, our Board encourages management to promote a corporate culture that incorporates risk management into our corporate strategy and day-to-day business operations.

8

Code of Business Conduct & Ethics and Related Party Transaction Policy

We have adopted a Code of Business Conduct & Ethics, as well as a Related Person Transaction Policy, each of which applies to our directors, executive officers (or persons performing similar functions), employees and certain of our other affiliates, associates and/or related persons. The latest copies of our Code of Business Conduct & Ethics and Related Person Transaction Policy are available under the “Investor Relations” menu on our corporate website at www.DGSECompanies.com. Any transactions between us and our officers, directors, principal shareholders, or other affiliates have been and will be on terms no less favorable to us than the Board believes could be obtained from unaffiliated third parties on an arms-length basis. We intend to disclose future amendments to these policies, or waivers of such provisions, at the same location on our website and also in public filings.

Shareholder Communication

Shareholders may send communications to our Board, individual directors or officers through our Investor Relations Department, Attn: Mr. C. Brett Burford, Chief Financial Officer and Secretary, c/o DGSE Companies, Inc., 15850 Dallas Parkway, Suite 140, Dallas, TX 75248, by phone at 972-587-4021, or via email at investorrelations@dgse.com. Mr. Burford will forward all shareholder communications that, in his judgment, are appropriate for consideration by members of our Board. Comments or questions regarding our accounting, internal controls or auditing matters will be referred to members of the Audit Committee. Comments or questions regarding the nomination of directors and other corporate governance matters will be referred to our Nominating and Corporate Governance Committee.

EXECUTIVE OFFICERS

The following table sets forth certain information regarding the current executive officers of DGSE:

Name	Age	Employee or Director Since	Position
James D. Clem	38	2008	Chairman of the Board and Chief Executive Officer of DGSE Companies, Inc.

C. Brett Burford	47	2012	Chief Financial Officer and Secretary of DGSE Companies, Inc.

James D. Clem has served as a Chief Executive Officer and Chairman of the Board since April 17, 2014, when he replaced James J. Vierling upon his resignation from these roles. Prior to that, he served as director and Chief Operating Officer of DGSE Companies, Inc. since December 2011. Mr. Clem was elected to the Board because of his extensive jewelry and precious metal industry experience and other related experience. Prior to his current position, Mr. Clem had served as our Vice President of Sales and Marketing since 2008.  Prior to 2008, Mr. Clem was with the Heritage Organization, LLC, an estate planning firm, for seven years, where he held various positions including Vice President of Sales and Marketing and ultimately Chief Operating Officer. Mr. Clem holds a B.B.A. in Business from the University of Texas at Arlington.

C. Brett Burford was appointed as our Chief Financial Officer, Principal Financial Officer and Chief Accounting Officer on August 31, 2012. Mr. Burford replaced Matthew Auger, who, until the date of Mr. Burford’s appointment, had served as our Interim Chief Financial Officer since November 17, 2011. The Board chose Mr. Burford for these positions because of Mr. Burford’s extensive 22 years of experience in finance, strategic planning, regulatory compliance and corporate governance. From 2008 to 2011, Mr. Burford served as Chief Financial Officer of Craftmade International, Inc., a publicly-traded producer of home décor items, where Mr. Burford helped lead negotiations of the sale of Craftmade to a strategic buyer in late 2011. Prior to that, Mr. Burford worked at Cadbury Schweppes Americas Beverages, the U.S. soft-drink division of London-based Cadbury Schweppes, PLC, which is now separately-traded on the NYSE as Dr Pepper Snapple Group. Mr. Burford served in a variety of positions at Dr. Pepper Snapple Group from 1997 to 2008, including as Vice President, Finance from 2006 to 2008, and as Vice President, Strategic Planning from 2003 to 2005. Mr. Burford received a B.S. in Finance with Minors in Accounting and Management Information Systems from Oklahoma State University in 1989, a Masters of Business Administration from the University of Texas at Dallas in 1996 and a Masters of Liberal Arts from Southern Methodist University in 2004.

9

EXECUTIVE COMPENSATION

Our Board is responsible for establishing and administering our executive compensation and employee benefit programs in the context of our overall goals and objectives. This Board duty has been delegated to the Compensation Committee of our Board of Directors (the “Compensation Committee”) in accordance with the Compensation Committee's Charter. The Compensation Committee reviews the executive compensation program at least annually and approves appropriate modifications to executive officer compensation, including specific amounts and types of compensation. The Compensation Committee is responsible for establishing the compensation of the CEO and executive officers. The Compensation Committee establishes the annual compensation of the non-employee directors and oversees our equity compensation plans, including the administration of our stock-based compensation plans.

The objectives of our compensation program are to: (i) provide a competitive, comprehensive compensation package to attract, retain and motivate highly talented personnel at all levels of our organization; and (ii) provide incentives and rewards for implementing and accomplishing our short-term and long-term strategic and operational goals and objectives. Therefore, we strive to structure compensation packages that are competitive within the industry, while maintaining and promoting our interests, as well as the interests of our shareholders.

 We believe that specific levels of executive compensation should reflect the responsibilities of each position within our company, the relative value of the position and the competition for quality, key personnel in our industry. Our executive compensation program includes three primary components:

•	Base salary. Base salary is the guaranteed element of an executive’s annual cash compensation. The level of base salary reflects the Compensation Committee’s assessment of the employee’s long-term performance, his or her skill set and the market value of that skill set.

•	Annual cash bonus opportunities. Performance-based incentive cash bonuses are intended to reward executives for achieving specific financial and operational goals both at a corporate and an individual level.

•	Long-term incentive awards. Long-term incentives are provided through grants of stock options and performance share awards intended to encourage our executives to take steps that they believe are necessary to ensure our long-term success, and to align their interests with our other shareholders.

Advice of Compensation Consultant

In January of 2012, prior to the formation of our Compensation Committee, our Board, performing the function of a compensation committee, retained an independent compensation consultant, Paradox Compensation Advisors (“Paradox”), to analyze our executive compensation program as compared to our peers. Paradox also advised the Compensation Committee regarding appropriate elements of a competitive executive compensation structure, including fixed and at-risk elements, short-term and long-term incentives, and cash and equity components. In March of 2012, Paradox reported the results of its analysis of our total executive compensation packages for positions held by members of our executive leadership team, as well as specific components of those packages, as compared to executives holding similar positions at similarly-sized companies and/or labor market peers in related industries.

The Paradox report indicated that base salaries and total cash compensation (including bonuses) for the executive leadership team members were generally below the 25th percentile, compared to our peers. The survey results also indicated that our long-term equity incentive awards were significantly below market, in all cases being below the 25th percentile range, compared to our peers. Paradox also advised that, with respect to equity incentives for executive management, there has been a recent shift from granting employee stock options only, to awarding restricted stock units or performance-based stock awards.

Due to the significant changes in our executive leadership in the past 18 months, both current named executives received revised compensation agreements during the years ended December 31, 2012 (“Fiscal 2012”) and Fiscal 2013. The Compensation Committee’s decisions regarding executive compensation reflected its continued desire to bring our executive compensation program more in line with our peers.

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Components of 2013 Executive Officer Compensation

Our executive compensation program is comprised of both fixed and variable elements, with both cash and equity components, including a base salary and annual cash incentives and bonus opportunities. Currently only Mr. Burford has a cash bonus specifically designated as part of his compensation agreement, although Mr. Clem is able to receive a cash bonus at the discretion of the Compensation Committee. Both Mr. Clem’s and Mr. Burford’s contracts contemplate an equity bonus as part of their compensation plan, but neither are prescriptive as to the level or type of equity compensation.

Based on the Paradox survey, in 2013 the Compensation Committee approved a long-term equity-based compensation plan for officers and key employees, whereby 112,000 Restricted Stock Units (“RSUs”) were granted to eligible recipients. These RSUs are discussed further in the Outstanding Equity Awards section below.

Summary Compensation Table

The following tables and discussion sets forth the compensation paid or accrued to our Chief Executive Officer (or person acting in a similar capacity), and our two most highly compensated executive officers other than our Chief Executive Officer, for all services rendered to us by these individuals in all capacities for Fiscal 2012 and Fiscal 2013.

Name and Principal Position	Fiscal Year	Salary($)	Bonus($)	All Other Compensation (1)	Total Compensation

James D. Clem	2012	225,545	35,000	-	260,545
CEO; COO (2)	2013	325,000	-	-	325,000

C. Brett Burford	2012	66,846	40,000	-	106,846
CFO (3)	2013	244,615	-	-	244,615

James J. Vierling	2012	425,110	-	-	425,110
CEO & President (4)	2013	535,000	-	-	535,000

(1)	No named executive received perquisites or Other Compensation that in aggregate exceeded $10,000.
(2)	James D. Clem was elected by the Board to the role of Chairman of the Board and CEO upon the resignation of James J. Vierling, on April 17, 2014. Prior to this election, Mr. Clem served as our COO.
(3)	C. Brett Burford was named as CFO on August 31, 2012.
(4)	James J. Vierling was elected as our Chairman of the Board, CEO and President on October 25, 2012. Mr. Vierling resigned from these roles on April 17, 2014.

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Employment Agreements

C. Brett Burford. On October 29, 2013, the Board of Directors approved that certain Employment Agreement, dated October 29, 2013, to be effective September 1, 2013, by and between DGSE and Mr. Burford, our Chief Financial Officer. Pursuant to the Employment Agreement and effective September 1, 2013, Mr. Burford’s annual salary will be at least $300,000 for an initial term of three years. Under the Employment Agreement, Mr. Burford will also be eligible once per year for a bonus payment equal to 25 percent of his then-existing salary. Such bonus payments are contingent upon the achievement of performance goals mutually agreed upon by Mr. Burford and our Chief Executive Officer.

James D. Clem. On January 1, 2012, the Board of Directors approved that certain Employment Agreement, by and between Mr. Clem and DGSE, as amended, in which we have agreed to pay Mr. Clem an annual salary of $325,000. Under the terms of Mr. Clem’s Employment Agreement, as amended, Mr. Clem is not entitled to any mandatory bonus. Mr. Clem is eligible to receive an annual performance bonus at the discretion of our Board of Directors.

James J. Vierling. On October 25, 2012, DGSE and Mr. Vierling entered into that certain Employment Agreement, dated October 25, 2012, by and between DGSE and Mr. Vierling, which had an initial term of three years, and in consideration for Mr. Vierling’s service, (i) DGSE agreed to pay Mr. Vierling a salary of $535,000 per year; (ii) beginning in 2013, Mr. Vierling was eligible for a performance bonus in an amount equal to 25 percent of his annual salary if certain performance targets were met and (iii) Mr. Vierling was entitled, so long as he remained an employee of DGSE, to receive grants of an option to purchase 50,000 shares of our Common Stock per year. Mr. Vierling’s Employment Agreement, and all compensation to be received thereunder, was terminated pursuant to that certain Separation Agreement, dated April 17, 2014, by and between the DGSE and Mr. Vierling as more fully described below under the caption entitled “Separation Agreement”.

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Outstanding Equity Awards at Fiscal Year End

We granted no stock awards, stock option awards, or non-equity incentive compensation awards (other than the above bonuses) to our named executive officers or directors in Fiscal 2013 or Fiscal 2012.

In January of 2014, the Compensation Committee granted 112,000 RSUs to our officers and certain key employees. Each RSU is convertible into one share of Common Stock without additional payment pursuant to the terms of the Restricted Stock Unit Award Agreement, dated January 23, 2014, between the Issuer and each recipient (the "RSU Award Agreement"). One-fourth (or 28,000) of the RSUs vested and were exercisable as of the date of the grant, and an additional one-fourth of the RSUs (calculated using the total number of RSUs at the time of grant) vest and will be exercisable on each subsequent anniversary of the date of grant until 100 percent of the RSUs have vested, subject to the each recipients continued status as an employee on each such date and other terms and conditions of set forth in the RSU Award Agreement. Upon termination of service of the recipient to us, other than by reason of death or disability, any RSUs that have not vested will be forfeited and the award of such units shall terminate.

The following table sets forth information concerning unexercised options and stock that has not vested for each named executive officer and director as of the end of Fiscal 2013.

Name and Principal Position	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)

James J. Vierling	-	-	-	-
CEO, Director, Chairman of the Board (1)

James D. Clem	-	-	-	-
COO, Director (2)

C. Brett Burford	-	-	-	-
CFO

Craig Alan-Lee	5,000	2.82	(3)	-
Director	10,000	6.00	(3)	-

David S. Rector	10,000	6.00	(3)	-
Director

William P. Cordeiro	15,000	2.25	(3)	-
Director	5,000	2.82	(3)	-
	2,500	4.19	(3)	-
	10,000	6.00	(3)	-

(1) Mr. Vierling subsequently resigned as CEO, Director and Chairman of the Board, effective April 17, 2014.

(2) Mr. Clem was subsequently elected CEO, Director and Chairman of the Board, effective April 17, 2014.

(3) Options expire 180 days after service to the Company ends.

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Separation Agreement

On April 17, 2014, the Board approved that certain Separation and Release of Claims Agreement, dated April 17, 2014, by and between the DGSE and Mr. Vierling (the “Separation Agreement”). Under the terms of the Separation Agreement, Mr. Vierling received (i) the right to be issued 20,000 shares of restricted Common Stock and (ii) expense reimbursement in an amount equal to $8,500 (the “Severance Payments”). In return for the Severance Payments, Mr. Vierling relinquished all claims to additional compensation in connection with his previous employment with us.

Compensation of Directors

  Our directors are responsible for guiding and supervising our business and affairs. Recent developments in corporate governance and financial reporting have resulted in an increased involvement of public company directors. Our Board committees—Audit, Compensation, and Nominating and Corporate Governance—are composed exclusively of independent directors. The many responsibilities and risks and the substantial time commitment of being a director of a public company require that we provide adequate compensation to ensure our directors’ continued performance.

On May 9, 2013 the Compensation Committee recommended an increase in compensation of $8,000 annually for each of the independent directors. The full Board subsequently approved these recommendations. Dr. Cordeiro previously received quarterly payments of $5,000 as Chairman of our audit committee, which increased to $7,000 per quarter as of the third quarter of 2013. Mr. Rector and Mr. Alan-Lee previously received quarterly payments of $4,500 as independent directors, which increased to $6,500 as of the third quarter of 2013. Our directors do not receive meeting fees for Board or committee meeting attendance. In addition to the quarterly payments, we reimburse our directors for their reasonable expenses incurred while attending meetings of our Board and its Committees or conducting other company business. We do not provide any health insurance, retirement or other benefit programs to our independent directors.

We did not provide equity compensation for our independent directors in Fiscal 2013 or Fiscal 2012. Our employee directors receive no separate compensation for their services as directors.

The following table sets forth the total compensation paid to our directors for their service on our Board and committees of the Board during Fiscal 2013 and Fiscal 2012.

Name	Fiscal Year	Fees Paid($)	All Other Compensation ($)	Total($)
William P. Cordeiro	2012	20,000	-	20,000
	2013	24,000	-	24,000
Craig Alan-Lee	2012	18,000	-	18,000
	2013	22,000	-	22,000
David Rector	2012	18,000	-	18,000
	2013	22,000	-	22,000
James D. Clem (1)	2012	-	-	-
	2013	-	-	-
James J. Vierling (2)	2012	-	-	-
	2013	-	-	-

(1)	James D. Clem was elected as a director and appointed COO on December 20, 2011, and subsequently named CEO and Chairman of the Board on April 17, 2014, upon the resignation of James J. Vierling.
(2)	James J. Vierling was elected as a director and our Chairman of the Board and appointed CEO and President on October 25, 2012. Mr. Vierling resigned from these roles on April 17, 2014.

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Equity Compensation Plan Information

On June 27, 2006, our shareholders approved the adoption of the 2006 Equity Incentive Plan (the “2006 Plan”), which reserved 750,000 shares of our Common Stock for issuance as part of equity compensation. As of December 31, 2013, we had granted options to purchase 150,000 shares of our Common Stock pursuant to the 2006 Plan, of which 100,000 have been exercised, 20,000 have expired, and 30,000 remain outstanding. As a result, at December 31, 2013, there were 620,000 shares of our Common Stock available for future grants under the 2006 Plan, which excludes shares of our Common Stock underlying options that have either been exercised or remain outstanding.

Subsequent to the end of 2013, on January 23, 2014, the Compensation Committee granted 112,000 RSUs to our officers and certain key employees. Each RSU is convertible into one share of Common Stock without additional payment pursuant to the terms of the RSU Award Agreement. One-fourth (or 28,000) of the RSUs vested and were exercisable as of the date of the grant, and an additional one-fourth of the RSUs (calculated using the total number of RSUs at the time of grant) vest and will be exercisable on each subsequent anniversary of the date of grant until 100 percent of the RSUs have vested, subject to the each recipients continued status as an employee on each such date and other terms and conditions of set forth in the RSU Award Agreement. Upon termination of service of the recipient to us, other than by reason of death or disability, any RSUs that have not vested will be forfeited and the award of such units shall terminate. All common shares have been issued pursuant to RSUs that vested upon issuance in January. Of the 112,000 RSUs granted in January, shares have been issued pursuant to 28,000 RSUs that vested immediately upon issuance, 30,750 have expired upon resignation of recipients, and 53,250 remain outstanding subject to future vesting. As a result, at April 24, 2014, there were 538,750 shares of our Common Stock available for future grants under the 2006 Plan, which excludes shares of our Common Stock underlying options or RSUs that have either been exercised or remain outstanding.

On June 21, 2004, our shareholders approved the adoption of the 2004 Stock Option Plan (the “2004 Plan”), which reserved 1,700,000 shares of our Common Stock for issuance upon exercise of options to purchase our Common Stock. We granted options to purchase an aggregate of 1,459,634 shares of our Common Stock under the 2004 Plan to certain of our officers, directors, key employees and certain other individuals who provided us with goods and services. Each option vested on either January 1, 2004 or immediately upon issuance thereafter. The exercise price of each option issued pursuant to the 2004 Plan is equal to the market value of our Common Stock on the date of grant, as determined by the closing bid price for our Common Stock on the Exchange on the date of grant or, if no trading occurred on the date of grant, on the last day prior to the date of grant on which our securities were listed and traded on the Exchange. Of the options issued under the 2004 Plan, as of December 31, 2013, 845,634 have been exercised, 296,500 have expired, and 317,500 remain outstanding. Our Board has determined not to make any further issuances pursuant to the 2004 Plan, and as a result there are zero options to purchase our Common Stock available for future grants under the 2004 Plan.

The following table summarizes options outstanding as of December 31, 2013:

Plan Category	Column (a): Number of securities to be issued upon exercise of options	Column (b): Weighted average exercise price of outstanding options	Column (c): Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	347,500	2.58	620,000
Equity compensation plans not approved by security holders	None	-	None
	347,500	2.58	620,000

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

From time to time, we engage in business transactions with our controlling shareholder, NTR and other related parties. Set forth below in the section entitled “Related Party Transactions” is a summary of such transactions.

Controlling Shareholder

On November 11, 2011, as a result of the transactions more fully described in Item 5.01 of our Current Report on Form 8-K, as filed with the SEC on November 15, 2011, NTR gained control over a majority of our Common Stock. On January 7, 2013, NTR announced that it had agreed to transfer the majority of its shares of our Common Stock to Elemetal in exchange for ownership units of Elemetal. NTR also announced its intention to transfer the NTR Option to Elemetal. On January 9, 2013, we announced that our Board of Directors had approved the transfer of these options to Elemetal. Elemetal and its affiliates NTR and Landmark Metals, LLC currently hold 4,695,042 shares of our Common Stock. Additionally, NTR holds a proxy to vote 1,501,527 shares of our Common Stock held by Dr. L. S. Smith, which will expire May 25, 2014. Elemetal also holds an option to purchase up to 5,000,000 shares of our Common Stock at an exercise price of $15 per share. The option is vested and exercisable, and if exercised would result in control of 65.08 percent of the outstanding shares of our Common Stock.

Related Party Transactions

DGSE has a corporate policy governing the identification, review, consideration and approval or ratification of transactions with related persons, as that term is defined in the Instructions to Item 404(a) of Regulation S-K, promulgated under the Securities Act (“Related Party”). Under this policy, all Related Party transactions are identified and approved prior to consummation of the transaction to ensure they are consistent with our best interests and the best interests of its stockholders. Among other factors, our Board considers the size and duration of the transaction, the nature and interest of the of the Related Party in the transaction, whether the transaction may involve a conflict of interest and if the transaction is on terms that are at least as favorable to DGSE as would be available in a comparable transaction with an unaffiliated third party. Our Board reviews all Related Party transactions at least annually to determine if it is in our best interests and the best interests of our stockholders to continue, modify, or terminate the Related Party transactions. Our Related Party Transaction Policy is available for review in its entirety under the “Investor Relations” menu at our corporate website at www.DGSECompanies.com.

NTR is a subsidiary of our largest shareholder, Elemetal. In 2013, NTR was also our primary refiner and bullion trading partner. In 2013, 31% of sales and 37% of purchases were transactions with NTR, and in 2012 these transactions represented 43% of our sales and 22% of our purchases. As of December 31, 2013, we were obligated to pay $3,332,858 to NTR as a trade payable, and has a $137,081 receivable from NTR.

On July 19, 2012, we entered into the Loan Agreement with NTR, pursuant to which NTR agreed to provide us with a guidance line of revolving credit in an amount up to $7,500,000. The Loan Agreement provides that the Loan Agreement will terminate—and our obligations thereunder will be due and payable– upon the earlier of (i) August 1, 2014, (ii) the date that is twelve months after we receive notice from NTR demanding the repayment of the Obligations, (iii) the date the Obligations are accelerated in accordance with the terms of the Loan Agreement or (iv) the date on which the commitment terminates under the Loan Agreement. In connection with the Loan Agreement, we granted a security interest in the respective personal property of each of its subsidiaries. The loan carries an interest rate of two percent (2%) per annum for all funds borrowed pursuant to the Loan Agreement. Proceeds received by us pursuant to the terms of the Loan Agreement were used for repayment of all outstanding financial obligations incurred in connection with that certain Loan Agreement, dated as of December 22, 2005, between us and Texas Capital Bank, N.A., and additional proceeds are expected to be used as working capital in the ordinary course of business. As of December 31, 2013, the outstanding balance of the loan was $2,383,359. On February 25, 2014, we entered into a one-year extension of the Loan Agreement with NTR, extending the termination date to August 1, 2015. All other terms of the agreement remain the same.

Estate Gold and Silver, LLC, a Texas limited liability company (“Estate Gold”) was 25% owned by an entity owned by James Vierling, our former Chief Executive Officer and Chairman, and operated five stores in Oklahoma, primarily focused on buying gold, but also engaging in retail sales of jewelry and bullion. In July of 2013, Estate Gold ceased all operations. We previously had an agreement with Estate Gold to provide operations management services, consisting of: (i) the receipt, inventorying, and re-sale of Estate Gold purchases; (ii) the management of Estate Gold’s payroll, insurance, accounts payable and receivable; (iii) the maintenance of and updates to Estate Gold’s business software; maintenance of the Estate Gold website; and (iv) financial reporting of Estate Gold to its owners. We also periodically engaged in the purchase or sale of jewelry, bullion and diamonds with Estate Gold, from time to time in the normal course of business. During Fiscal 2013, we received $47,060 in fees for services, sold $63,817 in products, and purchased $69,286 in products in transactions with Estate Gold. During Fiscal 2012, we received $183,650 in fees for services from Estate Gold, sold $274,624 in products to them, and purchased $96,116 in Estate Gold products.

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Legal Proceedings

On April 16, 2012, we filed a Current Report on Form 8-K disclosing that our Board had determined the existence of the Accounting Irregularities beginning approximately during the second calendar quarter of 2007 and continuing in periods subsequent thereto, which could affect financial information reported since that time. On April 16, 2012, we also announced that we had engaged forensic accountants to analyze the Accounting Irregularities, and that financial statements and information reported since the inception of the Accounting Irregularities, believed to begin in the second calendar quarter of 2007, should not be relied upon.  We brought the Accounting Irregularities to the attention of the Securities and Exchange Commission (“SEC”) in a letter dated April 16, 2012. On June 18, 2012, we received written notice that the SEC had initiated a private investigation into the Accounting Irregularities, to determine whether any persons or entities had engaged in any possible violations of the federal securities laws. We have cooperated fully, and continue to cooperate fully, with the SEC staff in the investigation. This investigation is still pending as of the date of the filing of this Proxy Statement, and there can be no certainty as to the outcome of this investigation, or to the findings of the SEC.

We settled two lawsuits in Fiscal 2013 that were filed in connection with the Accounting Irregularities and the subsequent halt in trading of our Common Stock on the Exchange.  The first, Civil Action No. 3:12-cv-3664, was filed in the United States District Court for the Northern District of Texas, on September 7, 2012, entitled Grant Barfuss, on behalf of himself and all others similarly situated vs. DGSE Companies, Inc.; L.S. Smith, John Benson and William Oyster (the “November 2012 Case”).  This complaint alleged violations of the securities laws and sought unspecified damages.  Plaintiffs alleged that certain public filings in 2010 and 2011 were false and misleading.  The second suit, Case No. 3:12-cv-03850 in the United States District Court for the Northern District of Texas, was filed on September 21, 2012, by Jason Farmer and entitled Jason Farmer, Derivatively on Behalf of Nominal Defendant DGSE Companies, Inc., Plaintiff, v. William H. Oyster, James D. Clem, William Cordeiro, Craig Alan-Lee, David Rector, L.S. Smith, and John Benson, Defendants, and DGSE Companies, Inc., Nominal Defendant (the “September 2012 Case”).  This suit was filed against us, as a nominal defendant, and against certain current and former officers and directors.  The plaintiff asserted that certain statements made in our proxy materials were false and misleading, that the defendants breached fiduciary duties owed to us, that defendants engaged in abuse of control, and sought unspecified compensatory and exemplary damages, along with certain corporate governance changes, for the benefit of DGSE.

An approved settlement resolved all issues that were pending before the United States District Court for the Northern District of Texas in each of the September 2012 Case and the November 2012 Case. The defendants agreed to pay $2 million to resolve all claims in both suits (including obligations to pay plaintiffs’ attorneys’ fees). We also incurred our own attorneys’ fees and expenses associated with finalizing the settlement. While the majority of the total settlement amount and related expenses were paid from insurance proceeds, we incurred approximately $314,000 in Fiscal 2013 in relation to these suits.

Subsequent to the end of Fiscal 2013, we have also settled a civil suit filed in the County Court for Dallas County, Texas, Cause No. CC-13-02999-C entitled Joseph C. Osterman, T.G. Herron, and, Jean K. Herron, Plaintiffs, vs. DGSE Companies, Inc. d/b/a Dallas Gold & Silver Exchange, Defendants. The complaint alleged amounts owed and due to the plaintiffs by the defendant in relation to a number of promissory notes allegedly issued between 2001 and 2006 by the defendant, and plaintiffs sought compensatory damages. Pursuant to the confidential settlement agreement, which admits no liability on the part of the defendant, we have resolved all claims with plaintiff Osterman to the parties’ mutual satisfaction. Discussions with plaintiffs Heron are ongoing, and the final outcome of these discussions is uncertain, although any conclusion to this suit is not expected to be material to the our results in Fiscal 2014.

The Texas Comptroller of Public Accounts (the “Texas Comptroller”) conducted a sales and use tax audit of our operations in Texas with respect to the period March 1, 2006 through November 30, 2009 and subsequently sent a Notification of Audit Results, by letter dated December 17, 2010, asserting that we owe an amount of tax due, plus penalties and interest. We submitted a request for redetermination to the Texas Comptroller by letter dated January 13, 2011. By letter dated August 25, 2011, the Texas Comptroller stated that our request for a redetermination hearing has been granted. No hearing has taken place, but we have been actively engaged in discussions with the Texas Comptroller's office. We have reached an informal agreement on certain issues with the attorney representing the Texas Comptroller in the administrative hearing with respect to this liability, while other issues remain under discussion. Although no final determination has been reached, based on the most recent communication from the Texas Comptroller in February of 2014, we believe that it is likely that we owe additional taxes, interest and penalty to the State of Texas, and accordingly reserved an additional $775,000 in Fiscal 2013 towards the payment of these amounts. The total reserve in this matter is approximately $1.1 million, and is based on our current best estimate, which may vary materially from any final assessment.

We are currently discussing, both internally among the members of our Board and with our outside counsel, whether it is in our best interest of and that of our shareholders to pursue legal action against those officers and providers of professional services who were involved in the Accounting Irregularities. We have not made any determinations on this matter as of the date of this Proxy Statement.

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PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF

WHITLEY PENN AS INDEPENDENT AUDITORS OF DGSE

FOR THE FISCAL YEAR ENDING DECEMBER 31, 2014

The Audit Committee has appointed Whitley Penn as our independent registered accountants to audit our financial statements for the fiscal year ending December 31, 2014, and has further directed that management submit the selection of independent registered accountants for ratification by our stockholders at the annual meeting. Stockholder ratification of the selection of Whitley Penn is not required by our bylaws or otherwise. However, we are submitting the selection of Whitley Penn to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Whitley Penn. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if it is determined that such a change would be in the best interests of DGSE and our stockholders.

Representatives of the firm of Whitley Penn are expected to be present at our annual meeting and will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

In accordance with the requirements of the Sarbanes-Oxley Act of 2002 and the Audit Committee’s charter, all audit and audit-related work and all non-audit work performed by our independent accountants, Whitley Penn, is approved in advance by the Audit Committee, including the proposed fees for such work. The Audit Committee is informed of each service actually rendered.

The following table presents fees for the audits of our annual Consolidated Financial Statements for Fiscal 2013 and Fiscal 2012. This table includes fees for professional services rendered by our current independent auditors, and our past independent auditors in Fiscal 2012 related to the production of our restated Consolidated Financial Statements for the years ended December 31, 2011 and 2010.

Auditor/Service Provider	2013	2012

Audit Fees - Whitley Penn (1)	$295,254	$668,368
Audit Fees - Cornwell Jackson (2)	-	196,848
Total Audit Fees	$295,254	$865,216

Audit Related Fees - Whitley Penn	$-	$-
Audit Related Fees - Cornwell Jackson	-	-
Total Audit Related Fees	$-	$-

Tax Fees - Whitley Penn	$62,560	$23,000
Tax Fees - Cornwell Jackson	-	-
Total Tax Fees	$62,560	$23,000

All Other Fees - Whitley Penn	$-	$1,895
All Other Fees - Cornwell Jackson	-	-
Total All Other Fees	$-	$1,895

Total Fees to Independent Auditors and Service Providers	$357,814	$890,111

(1)	Whitley Penn was engaged as our independent auditors on May 29, 2012.
(2)	Cornwell Jackson and Company, P.C. was dismissed as our independent auditors on May 29, 2012.

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The amounts for audit fees include generally the fees charged for: (i) the audit of our annual Consolidated Financial Statements; and, (ii) the reviews of our quarterly financial statements. The tax fees were primarily for tax return preparation and tax-related services, including the preparation of all applicable state tax returns.

Applicable law and regulations provide an exemption that permits certain services to be provided by our outside auditors even if they are not pre-approved. We have not relied on this exemption at any time since the Sarbanes-Oxley Act was enacted.

We engaged the accounting firm of Cornwell Jackson and Company, P.C. (“Cornwell Jackson”) on October 11, 2004, to review and audit our financial statements. After May 18, 2012, Cornwell Jackson provided no further services to us, and Cornwell Jackson was dismissed as our independent accountants by our Board on May 29, 2012, upon the recommendation of our Audit Committee. In order to comply with the requirements of the SEC Practice Section, on June 1, 2012, Cornwell Jackson submitted the notification letter indicating that the client-auditor relationship had ceased effective May 29, 2012. No report of Cornwell Jackson on our financial statements contained any adverse opinion or disclaimer of opinion or was qualified or modified as to uncertainty, audit scope or accounting principles.

On May 29, 2012, we engaged the firm of Whitley Penn as our principal independent accountant to audit our financial statements. The members of our Board of Directors unanimously approved the engagement of Whitley Penn.

Prior to the engagement of Whitley Penn, neither we nor any person on our behalf consulted Whitley Penn regarding either (i) the application of accounting principles to a specified completed or proposed transaction or the type of audit opinion that might be rendered on our financial statements, or (ii) any matter that was the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K, promulgated under the Securities Act and the related instructions to such Item) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K, promulgated under the Securities Act).

Vote Required

The affirmative vote of a majority of the votes cast at the meeting at which a quorum representing a majority of all outstanding shares of our Common Stock is present and voting, either in person or by proxy, is required for the ratification of our independent registered accountants.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF Whitley Penn AS INDEPENDENT AUDITORS OF DGSE FOR THE FISCAL YEAR ENDING December 31, 2014

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SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and officers and persons who beneficially own more than ten percent of our Common Stock to file with the SEC reports of beneficial ownership on Forms 3 and changes in beneficial ownership of our Common Stock and other equity securities on Forms 4 or 5. SEC regulations require all officers, directors and greater than 10 percent stockholders to furnish us with copies of all Section 16(a) forms they file.

Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to us during Fiscal 2013, and Forms 5 and amendments thereto furnished to us with respect to Fiscal 2013, and any written representations from reporting persons that no Form 5 is required, we are not aware of any person who, at any time during Fiscal 2013, was a director, officer or beneficial owner of more than 10 percent of our Common Stock who failed to file on a timely basis, as disclosed in the above forms, reports required by Section 16(a) of the Exchange Act during Fiscal 2013.

STOCKHOLDER COMMUNICATIONS AND PROPOSALS

We have adopted a formal process by which stockholders may communicate with our Board of Directors. Our Board recommends that stockholders initiate any communications with the Board in writing and send them in care of the investor relations department by mail to our principal offices at 15850 Dallas Parkway, Suite 140, Dallas, Texas 75248. This centralized process will assist the Board in reviewing and responding to stockholder communications in an appropriate manner. The name of any specific intended Board recipient should be noted in the communication. The Board of Directors has instructed the investor relations department to forward such correspondence only to the intended recipients; however, the Board has also instructed the investor relations department, prior to forwarding any correspondence, to review such correspondence and, in its discretion, not to forward certain items if they are deemed of a personal, illegal, commercial, offensive or frivolous nature or otherwise inappropriate for the Board’s consideration. In such cases, that correspondence will be forwarded to our corporate secretary for review and possible response. This information is also contained on our website at www.DGSECompanies.com.

Stockholder proposals made in compliance with Rule 14(a)-8 of the Exchange Act to be presented at our Annual Meeting of Stockholders to be held in 2015, for inclusion in our proxy statement and form of proxy relating to that meeting, must be received on or before January 20, 2015. Stockholder proposals made outside the process describe in Rule 14(a)-8 of the Exchange Act must be received by April 5, 2015. Such stockholder proposals must comply with our bylaws and the requirements of Regulation 14A of the Exchange Act.

Rule 14(a)-4 of the Exchange Act governs our use of discretionary proxy voting authority with respect to a stockholder proposal that is not addressed in the proxy statement. With respect to our 2015 Annual Meeting of Stockholders, if we are not provided notice of a stockholder proposal by April 5, 2015, we will be permitted to use our discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement.

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PERSONS MAKING THE SOLICITATION

The enclosed proxy is solicited on behalf of our Board of Directors. We will pay the cost of soliciting proxies in the accompanying form. Our officers may solicit proxies by mail, telephone, telegraph or fax. Upon request, we will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of our shares of Common Stock.

OTHER MATTERS

The Board of Directors is not aware of any matter to be presented for action at the meeting other than the matters set forth herein. Should any other matter requiring a vote of stockholders arise, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies’ discretionary authority to vote the same in accordance with their best judgment in the interest of DGSE.

FINANCIAL STATEMENTS

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, including financial statements, accompanies this Proxy Statement. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made. A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC, is available (excluding exhibits) without cost to stockholders upon written request made to Investor Relations, DGSE Companies, Inc., 15850 Dallas Parkway, Suite 140, Dallas, Texas 75248 or online at our http://dgsecompanies.com/contact .

By Order of the Board of Directors,

/s/ C. Brett Burford
C. BRETT BURFORD
Secretary

April 30, 2014

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